ANCHOR
                                 INTERNATIONAL
                                      BOND
                                     TRUST



                                 ANNUAL REPORT
                               DECEMBER 31, 2000





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                        ANCHOR INTERNATIONAL BOND TRUST


        Comparison of the Change in Value of a $10,000 Investment in the Anchor International Bond Trust and the Solomon Brothers World Govt. Bond Index





                                [GRAPHIC OMITTED]





===============================================================================
                        Anchor International Bond Trust
                          Average Annual Total Return
-------------------------------------------------------------------------------


                    1 Year          5 Year         10 Year

                   (15.13)%         (7.08)%        (0.01)%


===============================================================================




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                        ANCHOR INTERNATIONAL BOND TRUST

                       STATEMENT OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2000




Assets:
Cash  (see Schedule of Investments & Note 1)...................    $    32,645
Interest receivable............................................            228
Other assets...................................................            442
                                                                   ------------
     Total assets..............................................         33,315
                                                                   ------------

Liabilities:
Accrued expenses and other liabilities.........................          6,511
                                                                   ------------
     Total liabilities.........................................          6,511
                                                                   ------------

Net Assets:
Capital stock (unlimited shares authorized at $1.00 par value,
 amount paid in on 4,774 shares outstanding) (Note 1)..........      2,312,857
Accumulated undistributed net investment income (Note 1).......        237,586
Accumulated realized loss from security transactions, net (Note 2)  (2,523,639)
                                                                   ------------
    Net assets (equivalent to $5.61 per share, based on
      4,774 capital shares outstanding)........................    $    26,804
                                                                   ============




   The accompanying notes are an integral part of these financial statements.


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                        ANCHOR INTERNATIONAL BOND TRUST

                             STATEMENT OF OPERATIONS
                                DECEMBER 31, 2000

Income:
 Interest......................................................      $   5,567
                                                                   ------------
     Total income..............................................          5,567
                                                                   ------------

Expenses:
 Audit and accounting fees.....................................          6,500
 Management fees, net (Notes 3 & 4)............................            637
 Custodian fees................................................             15
                                                                   ------------
     Total expenses............................................          7,152
                                                                   ------------

Net investment loss............................................         (1,585)
                                                                   ------------

Realized and unrealized gain (loss) on investments:
  Realized gain (loss) on investments-net......................         --
  Increase (decrease) in net unrealized appreciation
   in investments..............................................         --
                                                                   ------------
     Net gain (loss) on investments............................         --
                                                                   ------------

Net decrease in net assets resulting from operations...........     $   (1,585)
                                                                   ============


   The accompanying notes are an integral part of these financial statements.

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                         ANCHOR INTERNATIONAL BOND TRUST

                       STATEMENT OF CHANGES IN NET ASSETS


                                                    Year Ended      Year Ended
                                                   December 31,    December 31,
                                                       2000            1999
                                                   -------------   ------------
From operations:
 Net investment (loss) income....................  $    (1,585)     $   25,367

 Realized loss on investments, net...............            --       (687,604)
 Increase in net unrealized
  appreciation in investments....................            --          8,985
                                                   -------------   ------------
     Net decrease in net assets
           resulting from operations.............       (1,585)       (653,252)
                                                   -------------   ------------
Distributions to shareholders:
 From net investment income .....................           --              --
 From net realized gain on investments..........            --              --
                                                   --------------  ------------
     Total distributions to shareholders.........           --              --
                                                   --------------  ------------
From capital share transactions:

                               Number of Shares
                              2000        1999
                            ---------- -----------
 Proceeds from sale of
   shares...................  21        7,485              139          50,000
 Shares issued to share-
  holders in distributions
  reinvested................  --          --                --              --
 Cost of shares redeemed....(15,233)   (717,292)      (103,944)     (4,815,483)
                            ---------  ----------     ----------     ----------
 Decrease in net assets
  resulting from capital
  share transactions........(15,212)   (709,811)      (103,805)     (4,765,483)
                            ========== ===========   -----------    -----------

Net (decrease) increase in net assets............     (105,390)     (5,418,735)
Net assets:
  Beginning of period............................      132,194        5,550,929
                                                   --------------   -----------
  End of period (including undistributed net
   investment income of $237,586 and $(569,425),
   respectively).................................   $   26,804     $   132,194
                                                   ==============  ============



   The accompanying notes are an integral part of these financial statements.


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                         ANCHOR INTERNATIONAL BOND TRUST


                               selected per share data and ratios
                        (for a share outstanding throughout each period)



                                            Year Ended December 31,
                             2000        1999       1998       1997       1996
                          -----------------------------------------------------

Investment income.........$(274.76)   $(140.99)     $0.78      $0.42      $0.35
Expenses, net............. (353.01)    (112.55)      0.21       0.11       0.09
                          -----------------------------------------------------
Net investment income.....   78.25      (28.44)      0.57       0.31       0.26
Net realized and
unrealized gain (loss) on
investments...............  (79.25)      27.44       0.19      (1.17)     (0.69)
Distributions to
shareholders:
  From net investment
   income.................   --          --         (0.61)      --         --
  From net realized gain
   on  investments........   --          --         --          --         --
                          -----------------------------------------------------
Net increase (decrease)
 in net asset value.......   (1.00)      (1.00)      0.15      (0.86)     (0.43)
Net asset value:
 Beginning of period......    6.61        7.61       7.46       8.32       8.75
                          -----------------------------------------------------
 End of period............   $5.61       $6.61      $7.61      $7.46      $8.32
                          =====================================================

Total Return..............  (15.13%)    (13.14%)    10.20%   (10.34%)    (4.91%)
Ratio of expenses to
 average net assets.......    8.04%       2.20%      1.30%     1.11%      1.06%
Ratio of net investment
in-
 come to average net
assets....................   (1.78%)      0.56%      3.53%     3.16%      3.19%
Average commission rate
paid......................    --          --         --          --         --
Number of shares out-
 standing at end
 of period................  4,774     19,986    729,797   2,569,500   3,136,313




   The accompanying notes are an integral part of these financial statements.

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                        ANCHOR INTERNATIONAL BOND TRUST

                            SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2000

                                                                       Value
  Quantity                                                           (Note 1)
  --------                                                           ---------
 CASH & OTHER ASSETS, LESS LIABILITIES - 100.00%...................    26,804
                                                                    -----------

           Total Net Assets.........................................  $ 26,804
                                                                    ===========







   The accompanying notes are an integral part of these financial statements.


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                         ANCHOR INTERNATIONAL BOND TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


1. Significant accounting policies:
   Anchor International Bond Trust, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end investment management company. The following is a summary of significant accounting policies followed by the Trust which are in conformity with those generally accepted in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   At a meeting of the Board of Trustees on December 18, 2000, after discussions with the Trust's investment adviser, independent accountant, counsel and administrator, the Board determined that the continued operation of the Trust was not economically feasible under its current structure. After careful consideration of various alternatives, the full Board concluded that the conversion of the Trust to an income fund managed by F.L. Putnam Investment Management Company was the alternative that was in the best interests of the shareholders of the Trust. The Board then unanimously approved an interim investment advisory agreement between the Trust and F.L. Putnam Investment Management Company. At its next quarterly meeting, the Board will consider a proposal to convert the Trust to an income fund and if approved, submit such proposal to the Trust's shareholders for consideration.

   A.Investment  securities-- Security transactions are recorded on the date the investments are purchased or sold. Each day, securities traded in the foreign over-the-counter market are valued at the closing bid price of the European markets; other investment securities traded on a national securities exchange are valued at the last sales price as of 12:00 noon, or, if there has been no sale by noon, at the current bid price. Other securities for which market quotations are readily available are valued at the last known sales price, or, if unavailable, the known current bid price which most nearly represents current market value. Options are valued in the same manner. Foreign currencies and foreign denominated securities are translated at current market exchange rates as of noon. Temporary cash investments are stated at cost, which approximates market value. Interest income is recorded on the accrual basis. Gains and losses from sales of investments are calculated using the "identified cost" method for both financial reporting and federal income tax purposes.
   B.Income Taxes-- The Trust has elected to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year all of its taxable income to its shareholders. No provision for federal income taxes is necessary since the Trust intends to qualify for and elect the special tax treatment afforded a "regulated investment company" under subchapter M of the Internal Revenue Code.



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                         ANCHOR INTERNATIONAL BOND TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

                                   (Continued)


     Income and capital gains distributions are determined in accordance with federal tax regulations and may differ from those determined in accordance with generally accepted accounting principles. To the extent these differences are permanent, such amounts are reclassified within the capital accounts based on their federal tax basis treatment; temporary differences do not require such reclassification. During the current fiscal year, there were no permanent differences. No reclassification was necessary.
   C.Capital  Stock-- The Trust  records  the  sales and   redemptions  of  its
     capital stock on trade date.
   D.Foreign Currency-- Amounts  denominated in or expected to settle in foreign currencies are translated into United States dollars at rates reported by a major Boston bank on the following basis:
      A. Market value of investment securities, other assets and liabilities at the 12:00 noon Eastern Time rate of exchange at the balance sheet date.
      B. Purchases and sales of investment  securities,  income and expenses at
      the rate of  exchange   prevailing  on  the  respective   dates  of  such
     transactions (or at an average rate if significant rate fluctuations have not occurred).

     The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

     Reported net realized foreign exchange gains or losses arise from sales and maturities of short term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Trust's books, and the United States dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.

2. Tax basis of investments:
   At December 31, 2000, the Trust held no investments. As a result, there was no aggregate gross unrealized appreciation in investments in which there was an excess of market value over tax cost. There was no aggregate gross unrealized depreciation in investments in which there was an excess of tax cost over market value. Net unrealized depreciation in investments at December 31, 2000 was $0.



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                         ANCHOR INTERNATIONAL BOND TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

                                   (Continued)


3. Investment advisory service agreements:
   At a meeting of the Board of Trustees on December 18, 2000, the Trustees voted to approve an interim investment advisory contract between the Trust and F.L. Putnam Investment Management Company (the new "investment adviser"). The Board of Trustees was presented with a plan to convert the Trust from an open-end international bond trust to a closed-end income fund. The interim investment advisory contract is identical to the previous contract and provides that the Trust will pay the adviser a fee for investment advice based on 3/4 of 1% per annum of average daily net assets. At December 31, 2000, no investment advisory fees were due. David W.C. Putnam, a Trustee of the Trust, is President and a Director of the Investment Adviser.

4. Certain transactions:
   The Trust has entered into an agreement with Cardinal Investment Services, Inc. for transfer agent and dividend disbursing agent services. Annual fees for these services are $12,000.

   Certain officers and trustees of the Trust are directors and/or officers of the investment adviser and distributor. Meeschaert & Co., Inc., the Trust's distributor, received no brokerage commissions during the year ended December 31, 2000.

5. Purchases and sales:
   Aggregate cost of purchases and the proceeds from sales and maturities on investments for the year ended December 31, 2000 were:

      Cost of securities acquired:
       U.S. Government and investments backed by such
        securities......................................    $    271,214
       Other investments................................               0
                                                            ---------------
                                                            $    271,214
                                                            ===============
     Proceeds from sales and maturities:
       U.S. Government and investments backed by such
        securities......................................    $    439,031
       Other investments................................               0
                                                            ---------------
                                                            $    439,031
                                                            ===============


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                        ANCHOR INTERNATIONAL BOND TRUST


Independent Auditors' Report

To the Shareholders and Trustees of Anchor International Bond Trust:


We have audited the accompanying statement of assets and liabilities of Anchor International Bond Trust (a Massachusetts business trust), including the schedule of investments, as of December 31, 2000, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended. These financial statements and per share data and ratios are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Anchor International Bond Trust as of December 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended, in conformity with generally accepted accounting principles.



                                                    LIVINGSTON & HAYNES, P.C.


Wellesley, Massachusetts,
January 12, 2001




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                        ANCHOR INTERNATIONAL BOND TRUST

                             OFFICERS AND TRUSTEES


ERNIE BUTLER                                          Trustee
President, I.E. Butler Securities

SPENCER H. LEMENAGER                                  Trustee
President, Equity Inc.

DAVID W.C. PUTNAM                                     Chairman
President, F.L. Putnam                                and Trustee
Investment Management Company

J. STEPHEN PUTNAM                                     Vice President and
President, Robert Thomas Securities                   Treasurer

DAVID Y. WILLIAMS                                     President, Secretary
President and Director, Meeschaert & Co., Inc.,       and Trustee
President and Director, Anchor Investment
Management Corporation






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                        ANCHOR INTERNATIONAL BOND TRUST


                               INVESTMENT ADVISER
                   F.L. Putnam Investment Management Company
         10 Langley Road, Suite 400, Newton Centre, Massachusetts 02459


                                  DISTRIBUTOR
                             Meeschaert & Co., Inc.
             579 Pleasant St., Suite 4, Paxton, Massachusetts 01612

                        ADMINISTRATOR AND TRANSFER AGENT
                       Cardinal Investment Services Inc.
             579 Pleasant St., Suite 4, Paxton, Massachusetts 01612
                                 (508) 831-1171

                                   CUSTODIAN
                         Investors Bank & Trust Company
               200 Clarendon Street, Boston, Massachusetts 02116

                         INDEPENDENT PUBLIC ACCOUNTANT
                           Livingston & Haynes, P.C.
                  40 Grove St., Wellesley, Massachusetts 02482

                                 LEGAL COUNSEL
                             Thorp Reed & Armstrong
             One Riverfront Center, Pittsburgh, Pennsylvania 15222






This report in not authorized for distribution to prospective investors in the Trust unless preceded or accompanied by an effective prospectus which includes information concerning the Trust's records or other pertinent information.




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